Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Xcel Energy Inc. and subsidiaries, and the effectiveness of Xcel Energy Inc.‘s internal control over financial reporting dated February 27, 2025 appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2024, and our report dated June 6, 2024 appearing in the Annual Reports on Form 11-K of the Xcel Energy 401(k) Savings Plan for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 28, 2025